U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    December 31, 2002

PRIVATE MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Carrettera de Rubì 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain
(Address of principal executive offices)

34-93-590-7070
Issuer’s telephone number

Item 4.    Acquisition or Disposition of Assets

Effective December 31, 2002, Fraserside Holdings Limited (“Purchaser”) a wholly-owned subsidiary of Private Media Group, Inc. (the “Company”) completed the purchase all of the outstanding stock of Barbuda B.V., from Luthares Investments N.V. and Stichting de Oude Waag, companies indirectly beneficially owned by the Company’s principal shareholder, whose principal asset is an approximately 9,700 square meter office facility located in Barcelona, Spain, currently under construction. The Company intends to occupy this property as its headquarters upon completion of construction, expected in June 2004.

The consideration paid by Purchaser to the seller for the stock is a Promissory Note in the amount of EUR 16,000,000, due and payable on or before December 31, 2003, subject to adjustment following closing to reflect the fair value of the assets acquired, net of liabilities. A refundable deposit made by Purchaser prior to the closing in the amount of EUR 3,500,000 is also being fully credited against the EUR 16,000,000 Promissory Note. The fair market value of the principal asset, the real estate, is based upon independent appraisals.

Item 7.    Financial Statements and Exhibits

10.1.	Share Purchase Agreement dated as of December 9, 2002, by and among Fraserside Holdings Limited, Luthares Investments N.V. and Stichting de Oude Waag.

The financial statements and additional information specified by Rule 3-14 of SEC Regulation S-X will be filed on or before March 17, 2003, in accordance with SEC rules and regulations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC. (Registrant)

/s/ JOHAN GILLBORG
Johan Gillborg, Chief Financial Officer

Date:    January 14, 2003

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